SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                       Crosshair Exploration & Mining Co.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    22763R101
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Passport Master Fund, LP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   3,137,948 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           3,137,948 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,137,948
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.34%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Passport Master Fund II, LP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   2,294,552 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,294,552 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,294,552
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.91%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Passport Holdings, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   5,432,500 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           5,432,500 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,432,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.25%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Passport Management, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   5,432,500 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           5,432,500 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,432,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.25%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Passport Capital, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   5,432,500 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           5,432,500 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,432,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.25%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

CUSIP No. 22763R101

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Burbank
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

  NUMBER OF                -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY
    EACH                   5,432,500 (see Item 4)
  REPORTING          -----------------------------------------------------------
   PERSON            7     SOLE DISPOSITIVE POWER
    WITH
                           -0-
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           5,432,500 (see Item 4)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,432,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.25%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

----------
* This percentage is based on the 58,708,333 Shares issued and outstanding, which number is calculated by adding (i) 56,625,000 (the number of Shares reported by Bloomberg LLP) and (ii) 2,083,333 (the number of Shares issuable upon exercise of the warrants held by such Reporting Persons).

Item 1(a).  Name of Issuer:

            Crosshair Exploration & Mining Co. (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2000-1066 West Hastings St.
            VANCOUVER, BC V6E 3X2

Item 2(a).  Name of Persons Filing:

            Passport Master Fund, LP ("Fund I");
            Passport Master Fund II, LP ("Fund II");
            Passport Management, LLC ("Passport Management");
            Passport Holdings, LLC ("Passport Holdings")
            Passport Capital, LLC ("Passport Capital"); and
            John Burbank ("Burbank," together with Fund I, Fund II,
                     Passport Management, Passport Holdings and Passport Capital, the "Reporting Persons").

            Burbank is the sole managing member of Passport Capital; Passport Capital is the sole managing member of Passport Holdings and Passport Management. Passport Holdings is the General Partner Fund I and Fund II. Passport Management is the investment manager to Fund I and Fund II. As a result, each of Passport Management, Passport Holdings, Passport Capital and Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the Shares owned of record by Fund I and Fund II. This statement on Schedule 13G shall not be construed as an admission that any of the Reporting Persons (other than Fund I and Fund II) is the beneficial owner of the securities covered by this statement.

Item 2(b).  Address of Principal Business Office:

            For each Reporting Person:

            PASSPORT CAPITAL, LLC
            402 JACKSON STREET
            SAN FRANCISCO, CA 94111

Item 2(c).  Citizenship:

            See row 4 of each Reporting Persons' respective cover page.

Item 2(d).  Title of Class of Securities:

            Common Shares of the Company (the "Common Shares")

Item 2(e).  CUSIP Number:

            22763R101

Item 3.     Not applicable.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

                  See Item 9 of each Reporting Persons' respective cover page.

            (b)   Percent of class:

                  See Item 11 of each Reporting Persons' respective cover page.

            (c) Number of shares for which each Reporting Person has sole or shared voting on disposition:

                  See Items 5-8 of each Reporting Persons' respective cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of a Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006


                                          PASSPORT MASTER FUND, LP

                                            By: PASSPORT HOLDINGS, LLC
                                                as General Partner

                                            By: PASSPORT CAPITAL, LLC,
                                                as Managing Member

                                            By: /s/ JOHN BURBANK
                                                --------------------------------
                                                John Burbank
                                                Managing Member


                                          PASSPORT MASTER FUND II, LP

                                            By: PASSPORT HOLDINGS, LLC
                                                as General Partner

                                            By: PASSPORT CAPITAL, LLC,
                                                as Managing Member

                                            By: /s/ JOHN BURBANK
                                                --------------------------------
                                                John Burbank,
                                                Managing Member


                                          PASSPORT HOLDINGS, LLC

                                            By: PASSPORT CAPITAL, LLC,
                                                as Managing Member

                                            By: /s/ JOHN BURBANK
                                                --------------------------------
                                                John Burbank,
                                                Managing Member

                                               PASSPORT MANAGEMENT, LLC


                                               By: PASSPORT CAPITAL, LLC,
                                                   as Managing Member

                                               By: /s/ JOHN BURBANK
                                                   ----------------------------
                                                   John Burbank,
                                                   Managing Member


                                               PASSPORT CAPITAL, LLC

                                               By: /s/ JOHN BURBANK
                                                   ----------------------------
                                                   John Burbank,
                                                   Managing Member


                                                /s/ JOHN BURBANK
                                               --------------------------------
                                               John Burbank